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Exhibit 2.2

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of April 16, 2012 by and between DTS, Inc. ("Parent") and the stockholders of SRS Labs, Inc. ("Company"), a Delaware corporation, listed on Exhibit A attached hereto, (each a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Parent, DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent ("Merger LLC") and the Company are entering into an Agreement and Plan of Merger and Reorganization, as may be amended from time to time (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, and immediately thereafter, the Surviving Corporation will merge with and into Merger LLC, on the terms and subject to the conditions of the Merger Agreement (the "Merger");

        WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as set forth opposite such Stockholder's name on Exhibit A attached hereto; and

        WHEREAS, as a material condition to its willingness to enter into the Merger Agreement, Parent has required each Stockholder, and in order to induce Parent to enter into the Merger Agreement, each Stockholder (solely in such Stockholder's capacity as such) has agreed, to enter into this Agreement and vote all of such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted as described herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

        1.    Certain Definitions.    All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Constructive Sale" means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

          (b)   "Expiration Date" shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; or (ii) the Effective Time.

          (c)   "Subject Shares" shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned, beneficially or of record, by each Stockholder as set forth opposite such Stockholder's name on Exhibit A hereto; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which such Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

          (d)   "Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

        2.    Transfer of Subject Shares.

          (a)   Transfer Restrictions.    Prior to the Expiration Date, each Stockholder shall not cause or permit any Transfer of any of such Stockholder's Subject Shares to be effected, and any attempted Transfer shall be null and void.

          (b)   Transfer of Voting Rights.    Prior to the Expiration Date, each Stockholder shall not, and will not permit any Person under such Stockholder's control to, deposit (or permit the deposit of) any of such Stockholder's Subject Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such Stockholder under this Agreement with respect to any of such Stockholder's Subject Shares, other than with Parent or its designee.

          (c)   Exceptions.    Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by a Stockholder: (i) if such Stockholder is an individual: (A) to any member of such Stockholder's immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family, but solely for estate planning purposes; or (B) upon the death of such Stockholder; or (ii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

        3.    Agreement to Vote Subject Shares.

          (a)   At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, each Stockholder (solely in such Stockholder's capacity as such) shall vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, and to cause any holder of record of such Subject Shares to be voted:

              (i)  in favor of the adoption of the Merger Agreement;

             (ii)  against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

            (iii)  against any of the following actions (other than those actions pursuant to the Merger): (A) any Acquisition Transaction; (B) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay or adversely affect or inhibit the timely consummation of the Merger, the fulfillment of Parent's, the Company's, Merger Sub or Merger LLC's conditions under the Merger Agreement; (C) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, this

    Agreement or contemplated by the Merger Agreement in pursuit of the Merger; and (D) any change in any manner of the voting rights of any class of share of the Company.

          (b)   In the event that a meeting of the stockholders of the Company is held, and at every adjournment or postponement thereof, each Stockholder shall cause such Stockholder's Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

          (c)   Each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

        4.    Agreement Not to Exercise Appraisal Rights.    Each Stockholder shall not exercise any rights that such Stockholder may have (including, without limitation, under Section 262 of the DGCL) to demand appraisal of such Stockholder's Subject Shares that may arise with respect to the Merger or to dissent from the Merger.

        5.    Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict such Stockholder in his or her capacity as a director or officer of the Company or any designee of such Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person's sole discretion on any matter (it being understood that this Agreement shall apply to such Stockholder solely in such Stockholder's capacity as a stockholder of the Company).

        6.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit B (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to such Stockholder's Subject Shares. Except as explicitly permitted by this Agreement, each Stockholder shall not enter into any voting agreement with any person or entity with respect to any of such Stockholder's Subject Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Stockholder's Subject Shares, deposit any of such Stockholder's Subject Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder's legal power, authority, or right to vote such Subject Shares as provided in Section 3 hereof.

        7.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to a Stockholder's Subject Shares shall remain vested in and belong to such Stockholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

        8.    Representations and Warranties of the Stockholders.    Each Stockholder hereby represents and warrants to Parent that:

          (a)   Power; Binding Agreement.    As of the date of this Agreement, and as long as this Agreement remains in effect, such Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to grant the Proxy, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

          (b)   No Conflicts.    Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Body is necessary for the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to such Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, trust, commitment, arrangement, understanding or other agreement to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

          (c)   Ownership of Shares.    Such Stockholder (i) is the beneficial owner of the shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A attached hereto, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts, agreements or understandings, or any other similar rights ("Encumbrances") (except for any Encumbrances arising under securities laws or arising hereunder); (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A attached hereto, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except for any Encumbrances arising under securities laws or arising hereunder); and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, set forth opposite such Stockholder's name on Exhibit A attached hereto.

          (d)   Absence of Litigation.    As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of its or his properties or assets (including such Stockholder's Subject Shares) that would reasonably be expected to impair the ability of such Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (e)   No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

          (f)    Reliance by Parent.    Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        9.    No Solicitation; Notification.

          (a)   No Solicitation.    Each Stockholder understands and acknowledges the obligations of the Company under Section 5.2(a) of the Merger Agreement and agrees that such Stockholder (solely in such Stockholder's capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by such Stockholder to act on such Stockholder's behalf, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 5.2(a) of the Merger Agreement.

          (b)   Notice of Certain Events.    Each Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth herein.

        10.    Disclosure.    Each Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of such Stockholder's Subject Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        11.    Consents and Waivers.    Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

        12.    Street Name Subject Shares.    Each Stockholder agrees to deliver a letter to each financial intermediary or other Person through which such Stockholder holds Subject Shares that informs such Person of such Stockholder's obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

        13.    Further Assurances.    Each Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Stockholder hereby agrees that Parent may publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of such Stockholder's Subject Shares and the nature of such Stockholder's commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Registration Statement or in any other filing made by Parent with the SEC relating to the transactions contemplated hereby and by the Merger Agreement. Each Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which such Stockholder becomes the record or beneficial owner after the date of this Agreement.

        14.    Legending of Shares.    If so requested by Parent, each Stockholder agrees that such Stockholder's Subject Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

        15.    Termination.    This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 15 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

        16.    Miscellaneous.

          (a)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, provided, however, that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its affiliates without the consent of the Stockholders.

          (b)   Amendments; Waiver.    This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (c)   Specific Enforcement.    The parties hereto agree that irreparable damage would occur to Parent for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached by any Stockholder, and that Parent shall be entitled to specific performance and the issuance of injunctive and other equitable relief against such Stockholder. Each Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Parent is entitled at law or in equity.

          (d)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

      DTS, Inc.
      5220 Las Virgenes Road
      Calabasas, CA 91302
      Telecopy:  (818) 436-1999
      Attention: Jon E. Kirchner

          with a copy to (which copy shall not constitute notice):

      DLA Piper LLP (US)
      4365 Executive Drive, Suite 1100
      San Diego, CA 92121
      Telecopy:  (858) 638-5122
      Attention: Michael Kagnoff

          if to any of the Stockholders:

      Thomas C. K. Yuen
      c/o SRS Labs, Inc.
      2909 Daimler Street
      Santa Ana, CA 92705
      Telecopy: (949) 724-9646

          with a copy to (which copy shall not constitute notice):

      Paul Hastings LLP
      4747 Executive Drive, Twelfth Floor
      San Diego, CA 92121
      Telecopy:  (858) 458-3130
      Attention: Carl R. Sanchez
                         Claudia K. Simon

          (e)   No Waiver.    The failure of either party hereto to exercise any right or remedy provided under this Agreement, or to insist upon compliance by any other party with its obligations under this Agreement, shall not constitute a waiver by such party of such party's right to exercise any such right or remedy or to demand such compliance.

          (f)    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          (g)   Entire Agreement; No Third Party Beneficiary.    This Agreement, including Exhibit A and Exhibit B hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, including Exhibit A and Exhibit B, is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto.

          (h)   Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (i)    Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; any reference to gender shall include the masculine, feminine and neuter genders.

             (ii)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (j)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (k)   Counterparts; Signatures.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer
STOCKHOLDERS:
/s/ THOMAS C.K. YUEN THOMAS C.K. YUEN
/s/ MISAKO YUEN MISAKO YUEN
THOMAS YUEN FAMILY TRUST
/s/ THOMAS C. K. YUEN
By: Thomas C. K. Yuen
Co-Trustee
/s/ MISAKO YUEN
By: Misako Yuen
Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
By:	/s/ THOMAS C. K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	President

[Signature Page to Voting Agreement]

 Exhibit A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock	Other Shares Beneficially Owned
Mr. Thomas C. K. Yuen	352,790	271,250	0
2909 Daimler Street, Santa
Ana, California 92705
The Thomas and Misako Yuen Family Foundation	40,000	0	0
2909 Daimler Street, Santa
Ana, California 92705
Thomas Yuen Family Trust	2,519,566	0	0
2909 Daimler Street, Santa
Ana, California 92705

 EXHIBIT B

IRREVOCABLE PROXY

        Each undersigned stockholder (each, a "Stockholder" and collectively, the "Stockholders") of SRS Labs, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints DTS, Inc., a Delaware corporation ("Parent"), the directors on the Board of Directors of Parent, and any other designee of Parent, and each of them, as the sole and exclusive attorneys and proxies of such Stockholder, with full power of substitution and resubstitution, to vote, act by written consent and exercise all voting and related rights (to the full extent that such Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by such Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Subject Shares") in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon such Stockholder's execution of this Irrevocable Proxy, any and all prior proxies given by such Stockholder with respect to such Stockholder's Subject Shares are hereby revoked and such Stockholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

        This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the Stockholders (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization of even date herewith, as may be amended from time to time, (the "Merger Agreement"), among Parent, DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent ("Merger LLC") and the Company. The Merger Agreement provides for, among other things, (i) the merger of Merger Sub with and into the Company with the Company continuing as the Surviving Corporation, and (ii) immediately thereafter, the merger of the Surviving Corporation with and into Merger LLC. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement.

        As used herein, the term "Expiration Date" shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; or (ii) the Effective Time (as defined in the Merger Agreement).

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by each Stockholder, at any time prior to the Expiration Date, to act as such Stockholder's attorney and proxy to vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of such Stockholder with respect to such Stockholder's Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions pursuant to the Merger): (A) any Acquisition Transaction; (B) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay or adversely affect or inhibit the timely consummation of the Merger, the fulfillment of Parent's, the Company's, Merger Sub or Merger LLC's conditions under the Merger Agreement; (C) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, this Agreement or contemplated by the Merger Agreement in pursuit of the Merger; and (D) any change in any manner of the voting rights of any class of share of the Company.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. Each Stockholder may vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

        Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy.

        Any obligation of a Stockholder hereunder shall be binding upon the successors and assigns of such Stockholder.

        This Irrevocable Proxy has a durable power of attorney and shall survive the death or incapacity of each Stockholder.

        This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated: APRIL 16, 2012.	/s/ THOMAS C.K. YUEN THOMAS C.K. YUEN
THOMAS YUEN FAMILY TRUST
/s/ MISAKO YUEN MISAKO YUEN
/s/ THOMAS C. K. YUEN By: Thomas C. K. Yuen Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
/s/ MISAKO YUEN	By:	/s/ THOMAS C. K. YUEN
By: Misako Yuen		Name:	Thomas C. K. Yuen
Co-Trustee		Title:	President

[Signature Page to Irrevocable Proxy]

QuickLinks

  Exhibit 2.2
  EXECUTION VERSION
VOTING AGREEMENT
RECITALS
AGREEMENT
Exhibit A
EXHIBIT B
IRREVOCABLE PROXY